Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Tiffany Kanaga (302) 897-0668 or tiffany.kanaga@elancoah.com

Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports First Quarter 2021 Results

Exceeded first quarter 2021 guidance; Updating full year 2021 guidance, raising and tightening adjusted ranges

•	Revenue in the first quarter was $1,242 million, comprised of $683 million from the legacy Elanco portfolio and $559 million from the legacy Bayer Animal Health portfolio.

•	Gross margin was 54.2% on a reported basis and 59.2% on an adjusted basis, benefiting from the addition of the Bayer Animal Health portfolio as well as continued productivity improvements.

•	Earnings per share (EPS) was $(0.12) (reported), or $0.37 (adjusted).

•	Updating financial guidance for the full year 2021 with revenue of $4,680 to $4,730 million, diluted EPS of $(0.35) to $(0.26) on a reported basis, or $1.00 to $1.06 on an adjusted basis, reported net loss of $(170) to $(125) million, and adjusted EBITDA of $1,055 to $1,095 million.

•	Providing financial guidance for the second quarter of 2021 with revenue of $1,225 to $1,255 million, diluted EPS of $(0.08) to $(0.01) on a reported basis, or $0.22 to $0.27 on an adjusted basis, reported net loss of $(35) to $(10) million, and adjusted EBITDA of $250 to $275 million.

•	Separate Form 8-K provides comprehensive information demonstrating the Seresto flea and tick collar’s safety profile. Full year global Seresto revenue is on track toward 2021 expectations as set at the start of the year.

•	11 of 13 geographic approvals received to support company’s eight key 2021 launches.

GREENFIELD, Ind. (May 7, 2021) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported strong financial results for the first quarter of 2021, provided guidance for the second quarter of 2021, and updated guidance for the full year 2021. The results reflect the inclusion of the Bayer Animal Health business Elanco acquired on August 1, 2020.

"Elanco started the year with better than expected results, building on the strong momentum our business has shown since closing the Bayer Animal Health acquisition in August 2020," said Jeff Simmons, president and chief executive officer at Elanco. "Over the past two years, we have made several hard strategic decisions. Today we are seeing the payoff from those choices, and from the disciplined execution that I believe truly sets Elanco on a path to be a global animal health leader. In the first quarter, we achieved broad-based outperformance across categories and geographies, with expense leverage and synergy execution driving strong flow-through. Our innovation pipeline is on track to yield eight launches in 2021, and our productivity agenda is intact with rapid action to integrate Bayer. We are confident our strengthened and expanded innovation, portfolio, and productivity strategy, or IPP, will continue to drive long-term value creation for shareholders and society."

In the first quarter, Elanco's results compared to the company's February 24, 2021 guidance as follows:

First Quarter 2021 Results (dollars in millions, except per share amounts)	February Guidance	Actual	Comparison to Midpoint
Revenue	$1,150 - $1,170	$1,242	$82
Reported EPS	$(0.22) - $(0.17)	$(0.12)	$0.08
Adjusted EPS	$0.20 - $0.25	$0.37	$0.15

Operations

In the first quarter, Elanco's revenue was $1,242 million, benefiting from increased scale and diversification with the addition of Bayer Animal Health. Products from the legacy Bayer Animal Health business contributed $559 million, including $143 million from the Advantage family of products and $152 million from Seresto.

The global Pet Health business drove approximately half of the upside versus the midpoint of first quarter guidance, with execution in a competitive but favorable industry backdrop, and particular strength from the global Advantage family and U.S. vaccine trends. In the quarter, global Seresto revenue declined 9 percent against a difficult comparison of 49 percent growth in the first quarter of 2020, which benefited from retailer-driven stock-in at the onset of the pandemic. For context through sequential two-year growth trends, Seresto revenue in the first quarter of 2021 grew 35 percent vs. the first quarter of 2019, compared to the full year 2020 up 30 percent over the full year 2018. April revenue for Seresto in the U.S. is ahead of our original expectations from the start of 2021, and the global brand is on track toward full year expectations.

U.S. Farm Animal also exceeded the company's expectations driven by strong cattle sales. Outside the U.S., Farm Animal was led by China swine sales' strong recovery from African Swine Fever. International poultry and aqua remained negatively impacted by unfavorable macroeconomic conditions and reduced consumption; however, the industry outlook for each is gradually improving.

Operating expenses were below the company's expectations, with an approximately $30 million shift in investments into the second quarter of 2021, representing approximately $0.05 in adjusted EPS. The shift reflects more opportunistic and effective phasing for direct-to-consumer and digital advertising with the cooler early parasiticide season, and the timing of R&D project spend. Additionally, Elanco anticipates increased investments in Seresto in the second quarter of 2021. The company completed the transition to its standalone ERP system during the first quarter, and has exited all material transition services agreements with Lilly, on time as planned. Elanco currently estimates stand-up costs taken together to be in a range from $315 to $335 million, net of completed and potential real estate dispositions and employee benefit changes, of which a portion will be capitalized and the remainder will be expensed. The $15 to $25 million increase compared to the company's previous forecast is driven by continued hypercare needed to manage through the transition to legacy Elanco's new ERP system, business process changes, and the start-up of shared service centers in Poland and Malaysia.

Innovation Launches and Approvals

Innovation will drive Elanco's long-term growth algorithm, with an expected two to three percentage point contribution to overall average annual revenue growth. The company continues to expect the eight products launching in 2021 to contribute $80 million to $100 million in revenue during the year. Highlights year to date include:

•	IncrexxaTM, a product for bovine and swine respiratory disease, launched in the EU and in the U.S.

•	ExperiorTM, a first of its kind product indicated to reduce ammonia gas emissions per pound of carcass weight in cattle, shipped and is in use by its first feedlot customers.

•	We are building our portfolio of raised without antibiotics, or RWA, products, with ClinacoxTM launched in the first quarter, and by externally sourcing ZoaShieldTM to expand in this key market.

•	EluraTM, a solution for weight management in cats with chronic kidney disease, launched in the U.S.

•	CredelioTM Plus, a broad spectrum parasiticide, launched in Japan in the first quarter, with marketing authorization received in the EU.

•	Credelio CAT, the first oral flea and tick product for cats, launched in the U.S.

Operational Efficiencies

Elanco continues progress toward the company's Investor Day commitment to deliver on $300 million in cost efficiencies by the end of 2023, including $160 to $175 million of cumulative synergies to be achieved in 2021, as previously communicated. In January 2021, Elanco announced restructuring initiatives focused on streamlining processes and delivering increased efficiency in functional areas while, importantly, improving the productivity of investments in innovation. These actions build on the September 2020 restructuring that focused mainly on optimizing the combined Elanco and Bayer Animal Health commercial operations. The cost to achieve synergies in 2021 is now forecasted to be $30 to $35 million less than previously anticipated, resulting in an outlook of $125 to $130 million in cash costs for the year compared to $160 million as guided at the December Investor Day.

Working Capital and Balance Sheet

In the first quarter, days sales outstanding was 69 days, up slightly from 66 days in the fourth quarter of 2020 with a sequential increase in revenue of $102 million from the fourth quarter of 2020, including $75 million in the company's international business where terms are typically longer. Days sales outstanding remain well below the peak of 103 days in the first quarter of 2020. As of March 31, 2021, cash and cash equivalents were $515 million, with gross debt of $6.25 billion, and resulting net debt of $5.74 billion. The company continues to expect gross debt paydown of $500 million in 2021. Elanco now expects to end 2021 with net leverage of approximately 5.0x compared with our prior year-end target of approximately 5.5x, reflecting the increased adjusted EBITDA outlook.

First Quarter Reported Results

In the first quarter of 2021, total revenue was $1,242 million, an increase of 89 percent, or an increase of 88 percent without the impact of foreign exchange rates, compared with the first quarter of 2020, driven by the inclusion of the Bayer Animal Health business. Legacy Elanco revenue in the first quarter was $683 million, an increase of 4 percent year over year. Gross margin, as a percent of revenue, was 54.2 percent, an improvement of 480 basis points as compared with the first quarter of 2020. Total operating expense was $437 million, an increase of 76 percent compared with the first quarter of 2020, driven by the inclusion of the Bayer Animal Health business. Net loss for the first quarter of 2021 was $61 million, or $0.12 per diluted share, compared with net loss of $49 million, or $0.12 per diluted share, for the same period in 2020.

Pet Health revenue increased 213 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $369 million. Legacy Elanco revenue increased 34 percent in the quarter, driven by a favorable comparison to the prior period which included an approximately $60 million reduction in channel inventory levels, and in the current period, higher underlying volume trends from newer generation parasiticide and pain products.

Farm Animal revenue increased 33 percent for the quarter, driven by the addition of Bayer Animal Health product revenue of $174 million. Legacy Elanco revenue declined 7 percent in the quarter, driven by an unfavorable comparison to the prior period which included anticipatory buying by direct customers in international export markets to ensure continuity of supply ahead of potential COVID-19 disruptions and, in the current period, lower levels of demand in certain markets due to the negative impact of the pandemic on poultry and aqua consumption, production, and profitability as well as generic competition, partly offset by increased demand in China and price growth.

Contract Manufacturing (formerly Strategic Exits) represents contract manufacturing relationships which are not long-term value drivers for the company. Contract Manufacturing revenue was flat in the quarter, and represented 2 percent of total revenue, including $16 million from the addition of Bayer Animal Health products.

Gross profit was $673 million, or 54.2 percent of revenue, in the first quarter of 2021 compared with $325 million, or 49.4 percent, for the first quarter of 2020. Gross margin as a percent of revenue increased 480 basis points, primarily due to benefit from the inclusion of the legacy Bayer Animal Health portfolio and continued improvements in manufacturing productivity and price, partially offset by amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health.

Total operating expenses increased $188 million to $437 million in the first quarter of 2021 compared with the first quarter of 2020. Marketing, selling and administrative expenses increased $166 million to $348 million, as a result of the inclusion of expenses supporting Bayer Animal Health. Research and development expenses increased $22 million to $89 million, or 7 percent of revenue, as a result of the inclusion of the Bayer Animal Health business.

Amortization of intangibles increased $95 million to $147 million in the first quarter of 2021 as compared with the first quarter of 2020. Asset impairment, restructuring, and other special charges increased to $108 million in the first quarter of 2021 from $75 million in the first quarter of 2020. Charges recorded in the first quarter of 2021 include costs primarily related to our integration efforts, costs necessary to stand up our organization as an independent company, and charges related to previously announced restructuring activities.

Net interest expense was $61 million in the first quarter of 2021, compared with $16 million in the first quarter of 2020, reflecting the increased debt the company took on at the close of the Bayer Animal Health acquisition.

First Quarter Consolidated Non-GAAP Results

First quarter adjusted gross margin, as a percent of revenue, increased 920 basis points, to 59.2 percent compared with the first quarter of 2020. Adjusted net income for the first quarter of 2021 was $182 million, compared with $54 million in the first quarter of 2020. Adjusted net income in the first quarter of 2021 excludes the net impact of $242 million of asset impairment, restructuring and other special charges, amortization of inventory fair value adjustments, amortization of intangible assets, up-front payments and equity received from a license agreement, and gains and losses on divestitures, net of the impact from taxes. Adjusted EPS in the quarter was $0.37 per share, compared with $0.13 in the first quarter of 2020. Adjusted EBITDA was $343 million in the first quarter of 2021, which represents 27.6 percent of total revenue compared with $107 million and 16.2 percent for the first quarter of 2020, respectively.

For further detail of non-GAAP measures, see the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

Financial Guidance

Elanco is raising and tightening its full year 2021 guidance for revenue, adjusted EBITDA, and adjusted earnings per share, as compared to the February 24 guidance communication. The company's outlook reflects positive momentum in the business following a strong first quarter of 2021 as well as favorable currency translation now anticipated to provide a $20 to $30 million tailwind, partly offset by a modest increase in operating expenses as a percentage of revenue with investments in strategic commercial opportunities, increased legal expenditures, and the impact of foreign exchange.

Additionally, Elanco is introducing guidance for the second quarter of 2021, to provide further support to the cadence of expectations throughout the full year. The company currently anticipates that the first half of the year will represent approximately 53% of full year 2021 revenue and approximately 60% of full year 2021 adjusted EPS, reflective of typical seasonality in Elanco's higher-margin parasiticide products more than offsetting innovation gaining traction in the second half of 2021. The quarterly cadence of earnings in 2021 also incorporates the approximately $30 million shift in investments, representing approximately $0.05 in adjusted EPS, originally expected in the first quarter and moving into the second quarter of 2021.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and the accompanying presentation on the Elanco website, and will be discussed on the company's conference call this morning.

2021 Full Year (dollars in millions, except per share amounts)	February Guidance			May Guidance
Revenue	$4,550	to	$4,630	$4,680	to	$4,730
Reported Net Loss	$(150)	to	$(100)	$(170)	to	$(125)
Adjusted EBITDA	$980	to	$1,040	$1,055	to	$1,095
Reported Earnings per Share	$(0.30)	to	$(0.20)	$(0.35)	to	$(0.26)
Adjusted Earnings per Share	$0.90	to	$1.00	$1.00	to	$1.06

2021 Second Quarter (dollars in millions, except per share amounts)	Guidance
Revenue	$1,225	to	$1,255
Reported Net Loss	$(35)	to	$(10)
Adjusted EBITDA	$250	to	$275
Reported Earnings per Share	$(0.08)	to	$(0.01)
Adjusted Earnings per Share	$0.22	to	$0.27

WEBCAST & CONFERENCE CALL DETAILS

Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review first quarter financial and operational results, discuss second quarter and full year 2021 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ Sustainability/ESG framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of

1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act), including, without limitation, statements concerning our expectations relating to the integration of Bayer Animal Health, expected synergies and cost savings, product launches and revenue from such products, independent company stand-up costs and timing, reduction of debt and leverage, cost savings and expenses relating to restructuring actions, the impact of the COVID-19 pandemic on our business, our 2021 full year and second quarter guidance and long-term expectations, safety profile and expectations about Seresto revenue in 2021, our industry and our operations, performance and financial condition, and including in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions, including but not limited to the following:

•	heightened competition, including from generics;

•	the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;

•	changes in regulatory restrictions on the use of antibiotics in farm animals;

•	our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;

•	consolidation of our customers and distributors;

•	an outbreak of infectious disease carried by farm animals;

•	the impact on our operations, the supply chain, customer demand, and our liquidity as a result of the COVID-19 global health pandemic;

•	the success of our research and development (R&D) and licensing efforts;

•	misuse, off-label or counterfeiting use of our products;

•	unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;

•	the impact of weather conditions and the availability of natural resources;

•	use of alternative distribution channels and the impact of increased or decreased sales to our channel distributors resulting in fluctuation in our revenues;

•	manufacturing problems and capacity imbalances;

•	challenges to our intellectual property rights or our alleged violation of rights of others;

•	risks related to our presence in foreign markets;

•	breaches of our information technology systems;

•	our ability to successfully integrate the businesses we acquire, including the animal health business of Bayer AG (Bayer Animal Health);

•	the effect of our substantial indebtedness on our business;

•	the effect on our business resulting from our separation from Eli Lilly and Company (Lilly);

•	the uncertainties inherent in research relating to product safety and additional analyses of existing safety data;

•	actions by regulatory bodies, including as a result of their interpretation of studies on product safety;

•	unfavorable publicity resulting from media reports on our products; and

•	public acceptance of our products.

For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.

Use of Non-GAAP Financial Measures:

We use non-GAAP financial measures, such as EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net (income) loss, adjusted EPS, adjusted gross profit and adjusted gross margin to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information

We use our website to disclose important company information to investors, customers, employees and others interested in the Elanco. We encourage investors to consult our website regularly for important information about Elanco.

Elanco Animal Health Incorporated

Unaudited Condensed Consolidated Statements of Operations

(Dollars and shares in millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$1,242	$658
Costs, expenses, and other:
Cost of sales	569	333
Research and development	89	67
Marketing, selling, and administrative	348	182
Amortization of intangible assets	147	52
Asset impairment, restructuring, and other special charges	108	75
Interest expense, net of capitalized interest	61	16
Other expense, net	—	1
Loss before income taxes	$(80)	$(68)
Income taxes	(19)	(19)
Net loss	$(61)	$(49)
Loss per share:
Basic	$(0.12)	$(0.12)
Diluted	$(0.12)	$(0.12)
Weighted average shares outstanding:
Basic	486.7	403.9
Diluted	486.7	403.9

Elanco Animal Health Incorporated

Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information

(Unaudited)

(Dollars and shares in millions, except per share data)

We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.

We define Adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended March 31, 2021 and 2020.

The following is a reconciliation of GAAP Reported for the three months ended March 31, 2021 and 2020 to Selected Non-GAAP Adjusted information:

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1) (2)	$569	$62	$507	$333	$4	$329
Amortization of intangible assets	$147	$147	$—	$52	$52	$—
Asset impairment, restructuring and other special charges (3) (4)	$108	$108	$—	$75	$75	$—
Interest expense, net of capitalized interest (5)	$61	$—	$61	$16	$1	$15
Other expense (income), net (6)	$—	$(7)	$7	$1	$—	$1
Income (loss) before taxes	$(80)	$310	$231	$(68)	$131	$64
Provision for taxes (7) (8)	$(19)	$(68)	$49	$(19)	$(29)	$10
Net income (loss)	$(61)	$242	$182	$(49)	$103	$54
Earnings (loss) per share:
basic	$(0.12)	$0.50	$0.37	$(0.12)	$0.25	$0.13
diluted	$(0.12)	$0.50	$0.37	$(0.12)	$0.25	$0.13
Adjusted weighted average shares outstanding:
basic	486.7	486.7	486.7	403.9	403.9	403.9
diluted (9)	486.7	488.1	488.1	403.9	405.1	405.1

Numbers may not add due to rounding.

The table above reflects only line items with non-GAAP adjustments.

(a)	The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Adjustments to certain GAAP reported measures for the three months ended March 31, 2021 and 2020 include the following:

(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($62 million).

(2)	2020 excludes a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture due to the acquisition of Bayer Animal Health ($4 million).

(3)	2021 excludes charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health, and charges primarily related to independent stand-up costs and other related activities ($81 million), severance ($26 million), asset impairments ($9 million), and asset write-downs ($2 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($9 million) and the gain recorded on the divestiture of an early-stage IPR&D asset acquired as part of the Bayer Animal Health acquisition ($1 million).

(4)	2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($76 million), facility exit costs and asset write-downs ($2 million), and severance ($1 million), partially offset by a favorable adjustment from reversals for severance programs that are no longer active ($1 million) and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($4 million).

(5)	2020 excludes the debt extinguishment loss recorded in connection with the repayment of our existing term loan facility ($1 million).

(6)	2021 excludes up-front payments received and equity issued to us in relation to a license agreement ($8 million), partially offset by net losses recorded in relation to divestitures ($1 million).

(7)	2021 represents the income tax expense associated with the adjusted items, partially offset by an increase in the valuation allowance recorded against our U.S. deferred tax assets during the period ($2 million).

(8)	2020 represents the income tax expense associated with the adjusted items.

(9)	During the three months ended March 31, 2021 and 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 1.4 million and 1.2 million, respectively, of common stock equivalents.

	Q1 2021	Q1 2020
As Reported EPS	$(0.12)	$(0.12)
Cost of sales	0.13	0.01
Amortization of intangible assets	0.30	0.13
Asset impairment, restructuring and other special charges	0.22	0.19
Interest expense, net of capitalized interest	—	0.00
Other expense (income), net	(0.01)	—
Subtotal	0.64	0.32
Tax Impact of Adjustments (1)	(0.14)	(0.07)
Total Adjustments to EPS	$0.50	$0.25

Adjusted EPS (2)	$0.37	$0.13

Numbers may not add due to rounding.

(1) Includes the favorable adjustment relating to the increase in the valuation allowance recorded against our U.S. deferred tax assets during the first quarter of 2021 (impact of less than $0.01 per share).

(2) Adjusted EPS is calculated as the sum of As Reported EPS and Total Adjustments to EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP Net Income for the three months ended March 31, 2021 and 2020 to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin, which is Adjusted EBITDA divided by total Revenue, for the respective periods:

	Three Months Ended March 31,
	2021	2020
Reported net loss	$(61)	$(49)
Net interest expense	61	17
Income tax benefit	(19)	(19)
Depreciation and amortization	202	82
EBITDA	$183	$30
Non-GAAP Adjustments:
Cost of sales	$62	$4
Asset impairment, restructuring and other special charges	108	75
Other expense (income), net	(7)	—
Accelerated depreciation and amortization(1)	(3)	(3)
Adjusted EBITDA	$343	$107
Adjusted EBITDA Margin	27.6%	16.2%

Numbers may not add due to rounding.

(1) Represents depreciation and amortization of certain assets that was accelerated during the three months ended March 31, 2021 and 2020. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.

Elanco Animal Health Incorporated

Reconciliation of GAAP to Selected Non-GAAP Adjusted Guidance

(Dollars and shares in millions, except per share data)

Reconciliation of 2021 full year reported EPS guidance to adjusted EPS guidance is as follows:

	Full Year 2021 Guidance
Reported Earnings per Share	$(0.35)	to	$(0.16)
Cost of sales(1)	$0.13
Amortization of intangible assets	$1.19
Asset impairment, restructuring, and other special charges(2)	$0.39	to	$0.43
Other expense (income), net	$(0.01)
Subtotal	$1.69	to	$1.73
Tax Impact of Adjustments	$(0.38)	to	$(0.37)
Total Adjustments to Earnings per Share	$1.32	to	$1.35
Adjusted Earnings per Share(3)	$1.00	to	$1.06

Numbers may not add due to rounding.

(1) Cost of sales adjustment is related to the amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health.

(2) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts, and charges primarily related to independent stand-up costs and other related activities, including severance.

(3) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2021 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2021 Guidance
Reported Net Loss	$(170)	to	$(125)
Net interest expense	$235	to	$245
Income tax provision	$(60)	to	$(40)
Depreciation and amortization	$775	to	$780
EBITDA	$790	to	$850
Non-GAAP Adjustments
Cost of sales	Approx. $60
Asset impairment, restructuring, and other special charges	$190	to	$210
Other expense (income), net	$(5)
Adjusted EBITDA	$1,055	to	$1,095
Adjusted EBITDA Margin	22%	to	23%

Reconciliation of 2021 second quarter reported EPS guidance to adjusted EPS guidance is as follows:

	Second Quarter 2021 Guidance
Reported Earnings per Share	$(0.08)	to	$(0.01)
Amortization of intangible assets	$0.30
Asset impairment, restructuring, and other special charges(1)	$0.06	to	$0.08
Subtotal	$0.36	to	$0.38
Tax Impact of Adjustments	$(0.08)
Total Adjustments to Earnings per Share	$0.28	to	$0.30
Adjusted Earnings per Share(2)	$0.22	to	$0.27

Numbers may not add due to rounding.

(1) Asset impairment, restructuring, and other special charges adjustments are related to integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities, including severance.

(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2021 second quarter reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Second Quarter 2021 Guidance
Reported Net Loss	$(35)	to	$(10)
Net interest expense	$60
Income tax provision	$(10)	to	$(5)
Depreciation and amortization	$195
EBITDA	$210	to	$240
Non-GAAP Adjustments
Asset impairment, restructuring, and other special charges	$35	to	$40
Adjusted EBITDA	$250	to	$275
Adjusted EBITDA Margin	20%	to	22%

The table below provide a breakdown of revenue by species and the respective percent of total revenue for the same period (in millions, except percentages):

	Three Months Ended March 31, 2021
Pet Health	$645	52%
Farm Animal
Cattle	267	21%
Poultry	165	13%
Swine	123	10%
Aqua	23	2%
Total Farm Animal	$578	47%
Revenue Subtotal	$1,223
Contract Manufacturing	19	2%
Total Revenue	$1,242	100%

Numbers may not add due to rounding.